UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): June 9, 2022
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PLEXUS CORP.
(Exact name of registrant as specified in its charter)
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Wisconsin	001-14423	39-1344447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Plexus Way
Neenah, Wisconsin 54957
(Address of principal executive offices) (Zip Code)
Telephone Number (920) 969-6000
(Registrant’s telephone number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	PLXS	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company    ☐
        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2022, Plexus Corp. (the "Company") entered into an Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") by and among the Company, certain of its subsidiaries from time to time party thereto as borrowers (together with the Company, collectively, the “Borrowers”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which replaces in its entirety the Credit Agreement dated May 15, 2019 (as amended by that certain Amendment No. 1 to Credit Agreement dated as of April 29, 2020, the "Credit Agreement") by and among the Company, certain of its subsidiaries party thereto as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Amended and Restated Credit Agreement has a maturity date of June 9, 2027. The Amended and Restated Credit Agreement is comprised of a revolving credit facility under which the maximum commitment is $500 million and which, subject to the conditions set forth therein, may, at the election of the Company, be increased by $250 million to $750 million. Borrowings under the Amended and Restated Credit Agreement bear interest, at the Company's option, at (a)(1) for borrowings denominated in U.S. dollars, Term SOFR, (2) for borrowings denominated in pounds sterling, Daily Simple RFR, plus, in each case of (a)(1) and (2), 10 basis points, (b) for borrowings denominated in euros, the EURIBOR Rate plus a statutory reserve rate, or (c) an Alternate Base Rate equal to the highest of (i) 100 basis points per annum, (ii) the prime rate last quoted by The Wall Street Journal (or, if not quoted, as otherwise provided in the Amended and Restated Credit Agreement), (iii) the greater of the federal funds effective rate and the overnight bank funding rate in effect on such day plus, in each case, 50 basis points per annum (or, if neither are available, as otherwise provided in the Amended and Restated Credit Agreement), and (iv) Term SOFR for a one month interest period on such day plus 110 basis points, plus, in each case of (a), (b), and (c), an applicable interest rate margin based on the Company's then current consolidated total indebtedness (minus certain unrestricted cash and cash equivalents in an amount not to exceed $100 million) to consolidated EBITDA. The Company will also pay a fee on the daily average unused commitments under the Amended and Restated Credit Agreement, based on the Company's then current consolidated total debt (minus certain unrestricted cash and cash equivalents in an amount not to exceed $100 million) to consolidated EBITDA, of between 10 and 25 basis points.

The Amended and Restated Credit Agreement contains customary covenants and events of default including financial covenants requiring, in each case as of the last day of any period of four consecutive fiscal quarters of the Company, the Company not to permit (a) an interest coverage ratio consisting of the Company's consolidated EBIT to cash consolidated interest expense to be less than 3.00 to 1.00 and (b) a leverage ratio consisting of the Company's consolidated total debt to consolidated EBITDA to be greater than 3.50 to 1.00, subject to the Company's rights to temporarily increase the leverage ratio to 4.00 to 1.00 in connection with certain material acquisitions.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Incorporated herein by reference to Item 1.01 above.

Item 9.01    Financial Statements and Exhibits

(d) The following exhibits are filed herewith:

Exhibit Number	Description
10.1
Amended and Restated Credit Agreement, dated June 9, 2022, by and among Plexus Corp., certain of its subsidiaries from time to time party thereto as borrowers, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document)

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2022	PLEXUS CORP.
(Registrant)
By: /s/ Patrick J. Jermain
Patrick J. Jermain
Executive Vice President and Chief Financial Officer